Exhibit 99.1

Perry Ellis International Reports Preliminary Fourth Quarter Fiscal 2015 Results

•	West Coast port disruption impacts fourth quarter and fiscal year 2015 revenues by $23 million
•	Fiscal fourth quarter revenues expected to approximate $218 million as compared to $216 million in prior year and adjusted diluted EPS expected in a range of $0.01 to $0.04
•	Fiscal 2015 total revenue to approximate $890 million and adjusted diluted EPS expected in a range of $0.50 to $0.53, including West Coast port disruption and [$.08] per share foreign currency exchange impact
•	Company introduces guidance for fiscal 2016 – expects revenues in a range of $925 to $935 million and adjusted EBITDA margin of 6% to 6.25%. The Company guidance incorporates continued disruption of shipments driven by the West Coast port situation as well as foreign currency exchange headwinds

Perry Ellis International, Inc. (NASDAQ:PERY) announced today, that based on its preliminary results for the fourth quarter and full year, the Company is providing preliminary fourth quarter results and expected results for the 2015 fiscal year ended January 31, 2015. The announcement of the Company’s preliminary results was necessitated by the disruption at the West Coast ports, which caused shipments, originally intended for the fourth quarter to be received too late or post year end, thereby impacting sales. The Company expects to report fourth quarter and fiscal year 2015 results the week of March 30, 2015.

Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer, Perry Ellis commented, “Our brands and businesses performed well during the fourth quarter, which resulted in positive comparable store sales in our direct-to-consumer business with comparable gross margins increased by 11 percent. The Company also saw solid performance in its brands across its retail customers enabling it to meet its profit goals and to reduce markdown assistance from prior year. We are equally encouraged as we transition into spring selling. The benefit of this solid performance was negatively impacted by prolonged port delays and foreign currency exchange. Like companies across industries, we are taking action to overcome the challenges presented by the West Coast ports situation. We have expanded our East Coast logistics pipeline in an effort to improve receipts and the delivery of goods to our retail partners.”

He continued, “During the quarter we executed several new licensing agreements. We remain very pleased with the strategic initiatives that we have put into place allowing us to focus on our most profitable businesses and to drive expansion in gross and operating margins.”

For the fourth quarter ended January 31, 2015:

•	The Company expects total revenue to be approximately $218 million versus $216 million in the comparable prior year ended February 2, 2014 (“fourth quarter of fiscal 2015”).
•	Adjusted diluted earnings per share (“EPS”) are currently expected in the range of $0.01 to $0.04.

The Company noted that it had a solid order base, but was unable to fill $23 million in sales orders due to late receipt of goods in fiscal 2015 resulting from port delays that have caused in excess of a two week lag in delivering shipments to customers. The Company has delivered these goods, however like many other companies, it does anticipate potential continued disruption in shipments and higher costs associated with continued port delays as noted across news outlets.

The Company’s retail stores and e-commerce business performed well posting a 1% and 36% sales comp increase, respectively. And equally important, direct-to-consumer comparable gross margins increased 11% due to higher average retail selling prices.

Other Fourth Quarter 2015 Highlights:

•	First quarter within fiscal 2015 reflecting revenue increases.
•	Completed additional licensing deals that we will be announcing over the coming weeks.
•	Continued focus on the premier brands that will drive global growth under the Perry Ellis, Original Penguin and the Golf Lifestyle businesses.
•	Generated continued improvement in direct-to-consumer over prior year.
•	Expanded gross margins and operating margins.
•	Ended the year with cash and investments totaling $64 million and no borrowings under the credit facility.

For the 2015 fiscal year ended January 31, 2015:

•	Fiscal 2015 revenue is expected to approximate $890 million, as compared to $912 million in fiscal 2014.
•	Adjusted diluted (EPS) are expected in the range of $.50 to $.53 for fiscal year 2015.
•	Adjusted earnings per fully diluted share for fourth quarter and fiscal year 2015 and fiscal 2014 exclude costs associated with; (i) the exit of underperforming brands and businesses; (ii) the streamlining and consolidating of operations; (iii) strategic initiatives and gains from assets sales; (iv) impairment on long lived assets and certain leasehold improvements; and (v) potential deferred tax asset valuation reserve.
•	The Company is also reviewing its deferred tax asset balance totaling $48 million for valuation in conjunction with its future domestic taxable position and the realizability of the asset.
•	The Company also noted that the stronger US dollar impacted its foreign currency exchange by approximately $1.8 million for the year or [$0.08] per share.

Fiscal 2016 Outlook

The Company is entering fiscal 2016 in a position of strength seeing strong selling trends across many of its brands and products. In fiscal 2016, the Company is focused on key businesses that are poised for expansion and accelerated growth. The Company continues to focus on the following initiatives:

1) Delivering exceptional product with innovation and differentiation, key priorities across its global growth brands.

2) Accelerating International expansion, both direct and through licensing arrangements.

3) Maintaining an efficient infrastructure that provides a platform for growth and leveragability across its businesses.

4) Continued reduction of expenses and exiting underperforming businesses.

The Company expects total revenues to be in a range of $925 to $935 million for fiscal 2016. Gross margins for fiscal 2016 should expand 50 to 60 basis points to a range of 34.5% to 34.6%. The Company expects adjusted EBITDA to fall in a range of $55 to $58 million or 6% to 6.25%. The Company guidance includes the impact of continued disruption of shipments driven by the West Coast port situation as well as foreign currency exchange headwinds.

The Company noted that its revenue and adjusted earnings per share expectations are preliminary and subject to quarter and year-end closing adjustments. As the Company has not completed its quarter and year-end fiscal close or the audit of its 2015 financial statements, the revenue and profit expectations presented in this press release may change.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, John Henry®, Manhattan®, Axist®, and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

SOURCE: Perry Ellis International, Inc.

Allison Malkin

Senior Managing Director

ICR

203-682-8225